Exhibit 99.1

Teknova Reports Second Quarter 2022 Financial Results

Second quarter 2022 total revenue was $11.7 million, up 41% year-over-year

Cash position of $64.7 million supports ongoing investment in growth strategy

Company updates 2022 revenue outlook to $38-42 million

HOLLISTER, Calif., August 10, 2022 – Alpha Teknova, Inc. (“Teknova”) (Nasdaq: TKNO), a leading provider of critical reagents for the discovery, development, and commercialization of drug therapies, novel vaccines, and molecular diagnostics, today announced financial results for the second quarter ended June 30, 2022.

“We were pleased with our second quarter revenue growth and the excellent progress on the build-out of our new manufacturing facility,” said Stephen Gunstream, President and CEO of Teknova. “While we continue to see healthy demand across our broader customer base, we now expect lower than anticipated revenue in the second half of 2022, we believe in large part due to certain of our early-stage biopharma customers deferring large purchases. We nonetheless remain confident in our fundamental growth opportunity and our position in the market.”

Corporate and Financial Updates

•
Achieved record quarterly total revenue of $11.7 million, up 41%, compared to $8.3 million in the second quarter 2021
•
Remained on track with capacity expansion of existing facilities and the construction of a new, state-of-the-art manufacturing facility
•
Reported cash position of $64.7 million, supporting ongoing investment in future growth

Revenue for the Second Quarter and Year-to-Date 2022

(Dollars in Thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Unaudited	2022	2021	2022	2021
Lab Essentials	$ 8,393	$ 6,456	$ 15,368	$ 13,246
Clinical Solutions	2,943	1,593	6,755	2,664
Sample Transport	—	37	6	961
Other	354	227	708	520
Total Revenue	$ 11,690	$ 8,313	$ 22,837	$ 17,391

Second Quarter 2022 Financial Results

Total revenue for the second quarter 2022 was $11.7 million, up 41%, compared to $8.3 million in the second quarter 2021.

Gross profit for the second quarter 2022 was $5.2 million, compared to $3.4 million in the second quarter 2021. Gross margin for the second quarter 2022 was 44.9% of revenue. This compares to gross margin of 40.3% in the second quarter 2021, and gross margin of 48.7% in the second quarter 2021 on an adjusted basis, which excludes the impact of a $0.7 million charge from an inventory reserve related to excess Sample Transport inventory. The lower gross margin for the second quarter 2022 compared to the adjusted gross margin in the prior year reflects higher labor and overhead costs.

Operating expenses for the second quarter 2022 were $11.9 million, compared to $5.9 million in the second quarter 2021. The increase was primarily related to additional headcount, marketing costs, and stock-based compensation expenses.

Net loss for the second quarter 2022 was $6.2 million, or negative $0.22 per diluted share, compared to net loss of $2.3 million, or negative $0.52 per diluted share, for the second quarter 2021.

Cash used in operating activities for the second quarter 2022 was $5.8 million, compared to cash used in operating activities of $3.6 million for the second quarter 2021.

Adjusted EBITDA for the second quarter 2022 was negative $4.9 million, compared to negative $1.5 million for the second quarter 2021. Free Cash Flow was negative $16.8 million for the second quarter 2022, compared to negative $8.2 million for the second quarter 2021.

2022 Revenue Outlook

Teknova now anticipates total revenue of $38 million to $42 million for the fiscal year ending December 31, 2022, which assumes approximately 13% growth at the mid-point of guidance, excluding Sample Transport revenue. Total revenue growth is expected to be driven by an approximately 10% increase in Lab Essentials and at least a 45% increase in Clinical Solutions. The Company does not anticipate any material revenue from Sample Transport in 2022.

Conference Call and Webcast

Teknova will host a webcast and conference call on Wednesday, August 10, 2022, beginning at 4:30 p.m. ET. Participants can access the live webcast on the Investor Relations section of the Teknova website and at this link: https://edge.media-server.com/mmc/p/s88ivr8z. To receive a PIN number for dial in, participants can register for the webcast via this link: https://register.vevent.com/register/BI212f2574e2aa4cf68a5e40a4de877e89. The webcast will be available for replay on the Company’s website approximately two hours after the event.

About Teknova

Teknova is expediting clinical breakthroughs in life sciences by providing custom products and reagents for drug therapies, novel vaccines, and molecular diagnostics. With a focus on agility and customization, Teknova delivers research-grade and GMP products, including cell culture media and supplements, protein and nucleic acid purification buffers, and molecular biology reagents for a multitude of established and emerging applications, including cell and gene therapy, mRNA therapeutics, genomics, and synthetic biology. Teknova's proprietary processes enable the manufacture and delivery of high-quality, custom, made-to-order products with short turnaround times and at scale across all stages of development, including commercialization.

Non-GAAP Financial Measures

This press release contains financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Teknova uses the following non-GAAP financial measures in assessing the performance of our business and the effectiveness of our business strategies: (a) Adjusted EBITDA and (b) Free Cash Flow.

Teknova defines Adjusted EBITDA as net loss adjusted for interest income (expense), net, benefit from income taxes, depreciation expense, amortization of intangible assets, and stock-based compensation expense. Adjusted EBITDA reflects further adjustments to eliminate the impact of certain items, including certain non-cash and other items that we do not consider representative of our ongoing operating performance.

Teknova defines Free Cash Flow as cash used in operating activities less purchases of property, plant, and equipment.

Teknova presents Adjusted EBITDA and Free Cash Flow in this press release because Teknova believes that analysts, investors, and other interested parties frequently use these measures to evaluate companies in our industry and that such measures facilitate comparisons on a consistent basis across reporting periods. Teknova also believes such measures are helpful in highlighting trends in our operating results because they exclude items that are not indicative of our core operating performance. Investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by Teknova may be different from the non-GAAP financial measures used by other companies.

A full reconciliation of these non-GAAP measures to the most comparable GAAP measures is included at the end of this release.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements relating to our anticipated total revenue, our expectation that recent customer engagement dynamics will be transitory, and growth in Lab Essentials and growth in Clinical Solutions for 2022, and statements about our prospects and long-term growth strategy. The words, without limitation, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, demand for our products (including the delay or pausing of customer orders); our assessment of fundamental indicators of future demand across our target customer base; our ability to expand our production capacity and commercial and R&D capabilities; our cash flows and revenue growth rate; our supply chain, sourcing, manufacturing and warehousing; inventory management; risks related to global economic and marketplace uncertainties related to the impact of the COVID-19 pandemic, including the impact of the pandemic on our supply chain; reliance on a limited number of customers for a high percentage of our revenue; potential acquisitions and integration of other companies and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including in our Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q filed with the SEC, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Contacts Media Contact

Matt Lowell Jenn Henry

Chief Financial Officer Senior Vice President, Marketing

matt.lowell@teknova.com jenn.henry@teknova.com

+1 831-637-1100 +1 831-313-1259

Sara Michelmore

MacDougall Advisors

smichelmore@macdougall.bio

+1 781-235-3060

ALPHA TEKNOVA, INC.

Condensed Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$ 11,690	$ 8,313	$ 22,837	$ 17,391
Cost of sales	6,443	4,959	12,241	9,012
Gross profit	5,247	3,354	10,596	8,379
Operating expenses:
Research and development	1,929	851	3,942	1,548
Sales and marketing	2,598	904	4,195	1,609
General and administrative	7,059	3,838	14,354	8,002
Amortization of intangible assets	287	287	574	574
Total operating expenses	11,873	5,880	23,065	11,733
Loss from operations	(6,626)	(2,526)	(12,469)	(3,354)
Other income (expenses), net
Interest income (expense), net	28	(304)	15	(296)
Other expense, net	—	(3)	—	(2)
Total other income (expenses), net	28	(307)	15	(298)
Loss before income taxes	(6,598)	(2,833)	(12,454)	(3,652)
Benefit from income taxes	(395)	(583)	(754)	(747)
Net loss	$ (6,203)	$ (2,250)	$ (11,700)	$ (2,905)
Net loss per share—basic and diluted	$ (0.22)	$ (0.52)	$ (0.42)	$ (0.73)
Weighted average shares used in computing net loss per share—basic and diluted	28,057,801	4,328,222	28,044,460	3,965,741

ALPHA TEKNOVA, INC.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	As of June 30,	As of December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$ 64,734	$ 87,518
Accounts receivable, net	5,810	4,666
Inventories, net	7,909	5,394
Income taxes receivable	117	1,188
Prepaid expenses and other current assets	1,701	2,438
Total current assets	80,271	101,204
Property, plant and equipment, net	47,258	29,810
Operating right-of-use lease assets	19,154	—
Goodwill	16,613	16,613
Intangible assets, net	18,130	18,704
Other non-current assets	769	180
Total assets	$ 182,195	$ 166,511
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 1,421	$ 2,248
Accrued liabilities	8,250	5,495
Current portion of operating lease liabilities	2,194	—
Total current liabilities	11,865	7,743
Deferred tax liabilities	2,402	3,153
Other accrued liabilities	233	273
Long-term debt, net	16,818	11,870
Deferred rent	—	269
Long-term operating lease liabilities	17,410	—
Total liabilities	48,728	23,308
Stockholders’ equity:
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	152,705	150,741
Accumulated deficit	(19,238)	(7,538)
Total stockholders’ equity	133,467	143,203
Total liabilities and stockholders’ equity	$ 182,195	$ 166,511

ALPHA TEKNOVA, INC.

Condensed Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Operating activities:
Net loss	$ (6,203)	$ (2,250)	$ (11,700)	$ (2,905)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	25	319	32	231
Inventory reserve	(4)	701	(8)	699
Depreciation and amortization	792	700	1,543	1,352
Stock-based compensation	934	302	1,721	485
Deferred taxes	(391)	(583)	(751)	(747)
Amortization of debt financing costs	53	46	99	46
Non-cash lease expense	75	49	181	49
Other	—	4	—	(6)
Changes in operating assets and liabilities:
Accounts receivable	143	(66)	(1,176)	334
Inventories	(1,479)	(702)	(2,507)	(997)
Income taxes receivable	1,071	(44)	1,071	(221)
Prepaid expenses and other current assets	190	70	737	418
Accounts payable	(515)	(1,316)	(278)	(33)
Accrued liabilities	(136)	(642)	626	205
Other	(393)	(139)	(629)	(60)
Cash used in operating activities	(5,838)	(3,551)	(11,039)	(1,150)
Investing activities:
Purchase of property, plant and equipment	(10,920)	(4,674)	(16,837)	(8,558)
Proceeds from loan to related party	—	—	—	529
Proceeds on sales of short-term marketable securities	—	—	—	1,132
Proceeds from maturities of short-term marketable securities	—	—	—	695
Cash used in investing activities	(10,920)	(4,674)	(16,837)	(6,202)
Financing activities:
Proceeds from long-term debt	5,135	—	5,135	11,889
Payment of debt issuance costs	(151)	—	(151)	(153)
Payment of exit fee costs	(135)	—	(135)	—
Payment of costs related to initial public offering	—	(891)	—	(2,349)
Proceeds from initial public offering, net of underwriters’ commissions and discounts	—	102,672	—	102,672
Proceeds from exercise of stock options	44	—	99	—
Proceeds from issuance of common stock under employee stock purchase plan	144	—	144	—
Cash provided by financing activities	5,037	101,781	5,092	112,059
Change in cash and cash equivalents	(11,721)	93,556	(22,784)	104,707
Cash and cash equivalents at beginning of period	76,455	14,466	87,518	3,315
Cash and cash equivalents at end of period	$ 64,734	$ 108,022	$ 64,734	$ 108,022

ALPHA TEKNOVA, INC.

Reconciliation of Non-GAAP Measures to the Most Comparable GAAP Measures

(Unaudited)

(In thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Net loss – as reported	$ (6,203)	$ (2,250)	$ (11,700)	$ (2,905)
Add back:
Interest income (expense), net	28	(304)	15	(296)
Benefit from income taxes	(395)	(583)	(754)	(747)
Depreciation expense	505	413	969	778
Amortization of intangible assets	287	287	574	574
EBITDA	$ (5,834)	$ (1,829)	$ (10,926)	$ (2,004)
Other and one-time expenses:
Stock-based compensation expense	934	302	1,721	485
Adjusted EBITDA	$ (4,900)	$ (1,527)	$ (9,205)	$ (1,519)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Cash used in operating activities	$ (5,838)	$ (3,551)	$ (11,039)	$ (1,150)
Purchase of property, plant and equipment	(10,920)	(4,674)	(16,837)	(8,558)
Free Cash Flow	$ (16,758)	$ (8,225)	$ (27,876)	$ (9,708)